10.5 Exhibit

SVB FINANCIAL GROUP
2006 EQUITY INCENTIVE PLAN
ISRAELI SUBPLAN

1.	General

1.1	This Israeli Subplan (the “Subplan”) to the SVB Financial Group (the “Company”) 2006 Equity Incentive Plan (the “Plan”) is effective as of January 8, 2014.

1.2
The provisions specified hereunder apply only to persons who are or are deemed to be residents of the State of Israel for tax purposes or are otherwise subject to taxation in Israel with respect to the Awards (the “Israeli Participants”).

1.3
This Subplan applies with respect to Awards granted under the Plan to Israeli Participants. The purpose of this Subplan is to provide a method whereby employees of an Affiliate who satisfy the eligibility provisions under the Plan and are Israeli Participants may be offered an opportunity to receive Awards that qualify for favorable tax treatment under Section 102 of the ITO, as defined below in Section 2. Except as otherwise provided by this Subplan, all grants made pursuant to this Subplan shall be governed by the terms of the Plan. This Subplan complies with and is subject to the ITO and Section 102, as defined below in Section 2.

1.4
This Subplan is to be read as a continuation of the Plan and applies to Awards granted to Israeli Participants only to the extent necessary to comply with the requirements set by Israeli tax law in general, and in particular, with the provisions of the ITO. This Subplan does not add to or modify the Plan in respect of any other category of Participants.

2.	Definitions

2.1	Except as otherwise provided herein, capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

2.2	The following additional definitions will apply to grants made pursuant to this Subplan:

a.	“3(i) Award” means an Award that is subject to taxation pursuant to Section 3(i) of the ITO which has been granted to any person who is not an Eligible 102 Participant.

b.	“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) and 102(b)(3) of the ITO.

c.	“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

d.	“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the ITO.

e.	“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

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f.
“102 Trustee Grant” means Awards elected and designated by the Company as an Award granted pursuant to Section 102(b) of the ITO (includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants) and held in trust by a Trustee for the benefit of an Eligible 102 Participant.

g.
“Award” solely for purposes of this Subplan means a grant of Options, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards, granted pursuant to the terms and conditions of the Plan and this Subplan, provided they are payable only or settled only using Shares.

h.	“Affiliate” means any “Employer” within the meaning of article (1) of "Employing Company" as defined under Section 102(a) of the ITO that also meets the definition of Affiliate under the Plan.

i.
“Controlling Shareholder” means a “controlling shareholder” within the meaning of Section 32(9) of the ITO, currently defined as an individual who, prior to the grant or as a result of the grant, exercise or vesting of any Award, holds or would hold, directly or indirectly, in his name or with a "relative" (as defined in the ITO) (i) 10% of the outstanding Shares of the Company; (ii) 10% of the voting power of the Company; (iii) the right to hold or purchase 10% of the outstanding equity or voting power; (iv) the right to obtain 10% of the profits of the Company; or (v) the right to appoint a director in the Company.

j.	“Election” means the Company’s choice of the type (as between the 102 Capital Gains Track or 102 Ordinary Income Track) of 102 Trustee Grants it will make under the Plan, as filed with the ITA.

k.
“Eligible 102 Participant” means an Israeli Participant who is employed by an Israeli resident Affiliate, who is subject to the provisions of Section 102, including an individual who is serving as a director or an office holder but excluding any Controlling Shareholder or non-employee service provider, unless otherwise approved in writing by the ITA.

l.	“ITA” means the Israeli Tax Authority.

m.
“ITO” means the Israeli Income Tax Ordinance [New Version], 1961 and the rules, regulations, orders or procedures promulgated thereunder and any amendments thereto, including specifically the Rules, all as may be amended from time to time.

n.	“Non-Trustee Grant” means an Award granted to an Eligible 102 Participant pursuant to Section 102(c) of the ITO and not held in trust by a Trustee.

o.
“Required Holding Period” means the requisite holding period prescribed by the ITO and the Rules, or such other period as may be required by the ITA, with respect to 102 Trustee Grants, during which 102 Trustee Grants granted or any rights or Shares issued pursuant to the 102 Trustee Grant by the Company, must be held by the Trustee for the benefit of the person to whom they were granted in order for such grant to enjoy the tax benefits afforded to a 102 Trustee Grant. Currently, the Required Holding Period for 102 Capital Gains Track Grants is 24 months from the Grant Date, and for 102 Ordinary Income Track Grants is 12 months from the Grant Date.

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p.	‘‘Rules” means the Income Tax Rules (Tax Benefits in Shares Issuance to Employees), 5763-2003.

q.	"Shares" means a share of Common Stock as defined in the Plan.

r.
“Section 102” means Section 102 of the ITO, as amended from time to time, including by the Law Amending the Income Tax Ordinance (Number 132), 2002, effective as of January 1, 2003 and by the Law Amending the Income Tax Ordinance (Number 147), 2005, and any written rulings provided to the Company or any Affiliate by the ITA applying to the grant of Awards under this Subplan.

s.
“Trustee” means a person or entity designated by the Committee to serve as a trustee of the 102 Trustee Grants and approved by the ITA in accordance with the provisions of Section 102(a) of the ITO and the Rules.

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3.	Types of Awards and Section 102 Election

3.1
102 Trustee Grants shall be made pursuant to either (a) Sections 102(b)(2) and 102(b)(3) of the ITO as 102 Capital Gains Track Grants or (b) Section 102(b)(1) of the ITO as 102 Ordinary Income Track Grants. The Company shall choose only one tax route for the Plan. The Company’s Election regarding the type of 102 Trustee Grant it chooses to make shall be filed with the ITA. Once the Company has filed such Election, it may change the type of 102 Trustee Grant that it chooses to make only after the lapse of at least 12 months from the end of the calendar year in which the first grant was made in accordance with the previous Election unless provided otherwise under Section 102 or by the ITA. For the avoidance of doubt, such Election shall not prevent the Company from granting Non-Trustee Grants to Eligible 102 Participants at any time.

3.2
Eligible 102 Participants may receive only 102 Trustee Grants or Non-Trustee Grants under this Subplan. Individuals or entities that are not Eligible 102 Participants may be granted only 3(i) Awards under this Subplan.

3.3
Unless otherwise approved by the ITA, no 102 Trustee Grants may be made pursuant to this Subplan until 30 days after the requisite filings required by Section 102 and the Rules have been made with the ITA.

3.4
The Award Agreement or other documents evidencing the Awards granted or Shares issued pursuant to the Plan and this Subplan shall indicate whether the grant is a 102 Trustee Grant, a Non-Trustee Grant, or a 3(i) Award, and if the grant is a 102 Trustee Grant, whether it is a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant.

3.5	The designation of Non-Trustee Grants and 102 Trustee Grants shall be subject to the terms and conditions set forth in Section 102.

3.6	Awards granted to individuals or entities that are not Eligible 102 Participants shall be designated as 3(i) Awards and shall be subject to tax according to the applicable provisions of the ITO.

4.	Terms And Conditions of 102 Trustee Grants

4.1
Each 102 Trustee Grant will be deemed granted on the date stated in the Award Agreement, provided that (i) the Company will provide notice to the Trustee of the Award within 45 days of the date the Committee or the Board of Directors of the Company approves the 102 Trustee Grant, and (ii) proof of acceptance by the Participant of the terms of the 102 Trustee Grant is provided to the Trustee within 90 days of the Grant Date, or in both cases, in such other form or period of time as may be required under Section 102.

4.2
Each 102 Trustee Grant granted to an Eligible 102 Participant and all Shares acquired pursuant to the grant, exercise or the vesting/settlement of an Award, shall be issued to and registered in the name of a Trustee or controlled by the Trustee for the benefit of the Eligible 102 Participant in accordance with the provisions of Section 102. In the event that the requirements for 102 Trustee Grants are not met, the 102 Trustee Grants may be regarded as Non-Trustee Grants or as Awards which are not subject to Section 102, all in accordance with the provisions of Section 102.

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4.3
With respect to any 102 Trustee Grant, and subject to the provisions of Section 102, an Eligible 102 Participant shall not sell or release from trust any Share received upon the grant, exercise or vesting of a 102 Trustee Grant and/or any Share received following any realization of rights, including, without limitation, stock dividends, under the Plan at least until the lapse of the Required Holding Period. Notwithstanding the above, if any such sale or release occurs during the Required Holding Period, the sanctions under Section 102 shall apply to and shall be borne by such Eligible 102 Participant.

4.4
In the event a stock dividend is declared and/or additional rights are granted with respect to Awards and/or to Shares which derive from Awards granted as 102 Trustee Grants, such stock dividend, dividend equivalent/units and/or other rights shall also be deposited with the Trustee and will be subject to the provisions of this Section 4. The Required Holding Period for such Shares and/or rights shall be measured from the commencement of the Required Holding Period for the Award with respect to which the stock dividend was declared and/or dividend equivalent or other rights were granted.

4.5
Each 102 Trustee Grant (whether a 102 Capital Gains Track Grant or a 102 Ordinary lncome Track Grant, as applicable) shall be subject to the relevant terms of Section 102 and the lTO and the agreement between the Trustee and the Company or any Israeli resident Affiliate (“Trust Agreement”), which shall be deemed an integral part of the 102 Trustee Grant, and the terms of Section 102 and the ITO shall prevail over any term contained in the Plan, this Subplan or any Award Agreement that is not consistent therewith. Any provision of the ITO and any additional terms required by the ITA not expressly specified in this Subplan or in the Award Agreement, as applicable, which are necessary to receive or maintain any tax benefit pursuant the Section 102, shall be binding on the Eligible 102 Participant. The Trustee and the Eligible 102 Participant granted a 102 Trustee Grant shall comply with the ITO and the terms and conditions of the Trust Agreement. For avoidance of doubt, it is reiterated that compliance with the ITO and Section 102 specifically includes compliance with the Rules. Further, the Eligible 102 Participant agrees to execute or otherwise accept any and all documents that the Company, the Affiliate employing the Israeli Participant, or the Trustee may reasonably determine to be necessary in order to comply with the ITO and the Rules.

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4.6
During the Required Holding Period, the Eligible 102 Participant will not be allowed to direct the Trustee to release or sell the Awards, or the Shares issued pursuant to the Awards, or any rights derived from the Awards (including stock dividends or dividend equivalents) or any Shares derived thereof to the Eligible 102 Participant or to a third party, unless permitted to do so under the ITO or the Rules. Notwithstanding the foregoing, the Trustee may, pursuant to a written request and subject to the ITO and the Rules, release and transfer the Shares issued with respect to an Award to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) all taxes required to be paid upon the release and transfer of the Shares have been withheld for transfer to the tax authorities and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Plan, Subplan, any applicable Award Agreement and any applicable laws related to the issuance of Shares. Such sale or release during the Required Holding Period will result in different tax ramifications to the Eligible 102 Participant under Section 102 of the ITO and the Rules, which shall apply to and shall be borne solely by such Eligible 102 Participant.

4.7
In the event a cash dividend is paid on the Shares, the Trustee shall transfer the dividend proceeds to the Eligible 102 Participant after deduction of taxes and mandatory payments in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

4.8
If an Award granted as a 102 Trustee Grant is granted, exercised or vested/settled, as applicable, during the Required Holding Period, the Shares issued upon such grant, exercise or vesting/settling, as applicable, shall be issued in the name of the Trustee for the benefit of the Eligible 102 Participant. If such an Award is exercised or vested/settled, as applicable, after the Required Holding Period ends, the Shares issued upon such exercise or vesting shall, at the election of the Eligible 102 Participant, either (i) be issued in the name of the Trustee, or (ii) be transferred to the Eligible 102 Participant directly, provided that the Participant first complies with all applicable provisions of the Plan, Subplan, and the Company and/or its Affiliate confirms that all of the taxes and mandatory payments in compliance with applicable withholding requirements have been paid by the Eligible 102 Participant.

4.9
No Award granted as a 102 Capital Gains Track Grant will be earned subject to performance goals or performance levels as described with respect to Performance Shares in the Plan unless the ITA approves otherwise in writing.

4.10
Notwithstanding Section 7 of the Plan, Options granted to Eligible 102 Participants will be exercised only by payment of cash (exercise and hold) or by a broker assisted cashless exercise (exercise and sell or exercise and sell to cover) if approved by the Committee, and withholding tax obligations with respect to Awards will not be satisfiable with respect to an Award by withholding Shares otherwise deliverable upon exercise or vesting of the Award, in both instances, unless and to the extent permitted under Section 102 or as expressly authorized by the ITA in writing.

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5.	Assignability

5.1
The Trustee will not perform any transaction or act regarding the Awards granted as 102 Trustee Grants, including transferring, selling, seizing, assigning, hypothecating or pledging (willingly or unwillingly), disposing or assigning the Awards or any Shares subject to the Awards, and will not give any power of attorney regarding the Awards, in any manner other than by will or by the laws of descent and distribution and as permitted by the Plan, unless all the taxes are paid to the ITA, or the Trustee ensures that taxes will be paid. If the Awards are transferred by will or by the laws of descent and distribution, Section 102 and its regulations, including the Rules, will apply to the heirs or the transferees of the Eligible 102 Participant.

6.	Tax Consequences

6.1
Any tax consequences arising from the grant, exercise or vesting/settlement of any Award, from the issuance, sale or transfer of Shares, or from any other event or act (of the Company and/or an Affiliate in Israel and/or the Trustee and/or the Eligible 102 Participant) relating to an Award or Shares issued thereupon shall be borne solely by the Eligible 102 Participant. The Company, the applicable Affiliate in Israel, and/or the Trustee shall withhold taxes according to the requirements under applicable laws related to tax withholding, including withholding taxes at source. Furthermore, the Eligible 102 Participant shall agree to indemnify the Company, the applicable Affiliate in Israel, and/or the Trustee and hold them harmless against and from any and all liability for any such tax, interest, linkage differences or penalty thereon, including, without any limitation, liabilities relating to the necessity to withhold or to have withheld any such tax from any payment made to the Eligible 102 Participant.

6.2
The Company, the applicable Affiliate, and/or the Trustee may make such provisions and take such steps as they may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise, vesting/settlement, sale, transfer or other disposition thereof, including (but not limited to) (i) withholding from the Eligible 102 Participant’s wages or other cash compensation paid to the Eligible 102 Participant by the Company or an Affiliate in Israel; or (ii) withholding otherwise deliverable Shares; or (iii) selling a sufficient number of such Shares otherwise deliverable to the Eligible 102 Participant through such means as the Trustee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld either through a voluntary sale or through a mandatory sale arranged by the Company (on the Eligible 102 Participant’s behalf pursuant to the Eligible 102 Participant’s authorization), to the extent permitted by Section 102 of the ITO or pursuant to the approval of the ITA; or (iv) requiring an Eligible 102 Participant to pay to the Company or an Affiliate in Israel the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares. In addition, the Eligible 102 Participant will be required to pay any amount, including penalties, interest and linkage differences that exceeds the tax to be withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

6.3
The Company, the applicable Affiliate in Israel and/or the Trustee shall not be required to release any Awards and/or Shares to the Eligible 102 Participant until all required tax withholding has been performed.

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6.4
For the avoidance of doubt, there is no assurance that all of the Awards granted pursuant to Section 102 of the ITO shall be eligible for the tax benefits pursuant to Section 102 of the ITO. Therefore, any tax consequences arising from the grant, exercise or vesting/settlement of any Awards, from the issuance of Shares covered thereby, from the subsequent sale of Shares or from any other event or act (of the Company, an Affiliate in Israel, the Trustee, and/or the Eligible 102 Participant), shall be borne solely by the Eligible 102 Participant.

6.5
Following the grant of Awards under this Subplan and in any case in which the Eligible 102 Participant may cease to be considered an “Israeli Resident” as this term is defined in the ITO, the Company, an Affiliate in Israel, and/or the Trustee may, if and to the extent the ITO and/or the rules promulgated thereunder shall impose such obligation on them, withhold all applicable taxes from the Eligible 102 Participant, remit the amount withheld to the ITA, and report to such Eligible 102 Participant the amount so withheld and paid to the ITA.

6.6
With respect to Non-Trustee Grants, if the Eligible 102 Participant ceases to be employed by the Company or an Affiliate in Israel, or otherwise if so requested by the Company or the Affiliate, the Eligible 102 Participant shall extend to the Company or to the employing Company a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company or the employing Company, all in accordance with the provisions of Section 102 of the ITO and the Rules.

7.	Governing Law and Jurisdiction

7.1
Notwithstanding the governing law provisions of the Plan and the Award Agreement, this Subplan shall be governed by, and interpreted in accordance with, the laws of the state of Israel applicable to contracts made and to be performed therein.

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